Exhibit 99.1





                          HALIFAX CORPORATION

                       Moderator: Charles McNew
                            August 11, 2004
                              11:00 am CT


Operator:   Welcome to the Halifax Corporation First Quarter
            Conference Call.

            During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session.

            At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

            As a reminder, this conference is being recorded today, Wednesday, August 11, 2004.

            I would now like to turn the conference over to Chuck
            McNew, President and Chief Executive Officer.

            Please go ahead, sir.

Charles McNew:   Thank you.

            Good morning and welcome everyone to the Halifax First Quarter Conference Call that's (entitled), "Halifax: The Enterprise Maintenance Solutions Company."

            We're going to begin this morning with our financial overview which will be presented by our CFO, Joe Sciacca followed by a discussion of our operational highlights for the quarter, and then, lastly a discussion of our longer term strategy.

            We'll follow that up at the end to the extent if there are any questions with a Q&A period, and then we'll conclude.

            So, let's begin as we always do with our financial presentation from Joe Sciacca, Chief Financial Officer of Halifax.

            Joe?

Joseph Sciacca:  Hi.  Good morning, everybody.

            Let me start by reading a statement.

            We are required by our lawyers to make the following statement. Certain information discussed at this conference call may contain forward-looking statements as this term is defined in the Securities and Exchange Act of 1934 and regulations there under, including without limitations to statements as to the company's financial condition, results of operation, and liquidity, and capital resources, and statements of the management's belief, expectations, or options.

            Such forward-looking statements are subject to risks and uncertainties and may affect - and may be affected by various factors which may cause actual results to differ materially from those in forward-looking statements.

            (Some) of these risks and uncertainties and other factors as and when (applicable) are discussed in our company's filings with the Securities and Exchange Commission including its most recent 10K; a copy which may be obtained from the company upon request and without charge.

            That being said, let me go right quickly into our numbers for the first quarter.

            For the three months ending June 30, revenue was $13.4 million compared to $10.6 million last year, an increase of 26%.

            Operating income for the three months ended June 30 was $286,000 compared to $199,000 in 2003, which represents a 44% increase. Net income was $91,000 compared to net income of $51,000 last year.

            Earnings per share was 3 cents basic and diluted this year and 2 cents basic and diluted last year.

            The approximate number of shares outstanding was 2.91
            million basic and 2.95 million diluted for 2004, and 2.18 million basic and diluted in 2003.

            With that, I will turn it back to Mr. McNew.

Charles McNew:   Thank you, Joe.

            And I would presume that it's a pleasure when you can discuss those sort of numbers at these conferences.

Joseph Sciacca:  Yes, it is.

Charles McNew:   Well, we had a revenue growth of 26% quarter-on-
            quarter, and actually 3% growth quarter-on-quarter from the fourth quarter of fiscal year `04 to the first quarter of `05.

            The growth was across the board for us, by the way, in that 26% number. We had increases in our high availability maintenance business. That's really a function of the new business that has been launched and some growth from some existing accounts.

            We've had better order for our - in our technology deployment and integration group principally from the Virginia Department of Transportation in the seat management program that we're engaged in with that valuable client.

            And then, of course, in the secured network services area where we're providing the cleared personnel on the full project for communications integration, that's been going very well also and had grown.

            So, all three groups are up; and it would appear going forward that there's potential for that trend to continue.

            The net income growth for the period was 78% which is a high number. But I wanted to discuss one item in there just so you'll understand this.

            We made - we had a yearend adjustment in fiscal year `04 that related to our net operating loss carry-forward which was booked because the expectation of its realized ability. The ratifications of that here in the fiscal year `05 are - but now when reported numbers for the first time, we're also looking a tax provision as opposed to netting, I guess, sort of a net operating loss as this - as has been the practice in the past.

            So, that means that all of our earnings now are reduced by, let's say, approximately 35% general plus or minus a couple of points depending on circumstances.

            Is that about right?

Joseph Sciacca:  That's about correct.

Charles McNew:   Yeah.

            And that also impacted this quarter, so to really compare it fairly going forward from this point, you just got to bear in mind that our historical numbers for the last several years have been - have not really contained a full provision tax obligation, whereas, that is the case now; and that despite that our net income is up significantly.

            It is our 13th consecutive quarter of profitability, and I love saying that. I certainly hope we can continue to repeat that mantra going forward; no reason to believe that we can't.

            The balance sheet is just, you know, it continues to strengthen and obviously shareholders' equity is growing once again by virtue of the earnings. We've got solid working capital at historical highs for the last several years.

            Our debt to equity ratios are strong and of course there's a fair amount of operating leverage in there which we're going to begin to utilize. So, we're very excited about that.

            We're having a strong balance sheet, particularly, with the scale of opportunities that Halifax is pursuing these days is - it's something that's really worthwhile for us. And that Joe and his team, in fact, all of us have - had worked very hard to make sure that this balance sheet is what it is today, quite (fabulous).

            From a new business standpoint, in the current quarter - as we sit here today, when I say the current quarter I mean the quarter ended June 30 -- first quarter of '05. We've have had - we've had a couple of new awards in both the commercial and public sector with our partners. We had announced those as they rolled out. Probably, notable among those was a sizeable nationwide car rental agency with over 2,300 locations which began really late - at the end of last fiscal year. This is the first full quarter for that business.

            We've had some nice little upticks also with some existing POS -- that's point of sales -- customers that we have with a couple of our partners on a nationwide basis. This one particular customer is actively expanding and upgrading several of their stores around the US, and we have participated in that as well. And that has enhanced installation revenue and also provided some interest in longer term maintenance and support opportunities.

            We also announced just recently a $10-million renewal of a contract with a major aerospace and defense contractor. This is a legacy account, the business has been with us for quite some time. But we're always, you know, thrilled that we can renew contracts with such important customers like that.

            It has -- in this renewal form -- a lot of additional potential for growth that frankly probably didn't exist in the prior arrangement, and thus, driving the sales team - as you could well imagine are actively working that account. So, we believe they have more to say about that in the not too distant future as well.

            From a services standpoint, as I said, all the - all the guns are firing quite actively right now and we are witnessing growth in high availability maintenance, technology deployment, and integration in secured network services.

            I'll say one of the principal things that's keeping us awake at night is the availability of cleared personnel which (unintelligible) a shared number of services. So, we're not having any trouble at all finding people - finding capable and qualified people nationally to move into the commercial side.

            And certainly our headcount has been growing actively. It is approaching 500 as we speak which is another nice milestone for Halifax. But we're still struggling a bit with the retention and the hiring of the - of personnel that does relatively typically very high (clearance) (unintelligible) because of the environments that we're working in. So, we're a victim slained in that regard.

            You know, we're also - it's interesting, we're approaching one year, but we've now had the Microserv acquisition. That has been benefiting Halifax now for 11 months. It's turned out to be a really good acquisition as I've mentioned to you in the past.

            It certainly has enhanced our partnership positioning in the global service provider community, strengthened our management team, and our board of directors; and has really - has enhanced our visibility as a true national player. It certainly had given us a viable West Coast location with a lot more dots in the map out there which had served their purpose quite well in our discussions with the global service providers on the national council (facility).

            I want to remind what our rationale was when we negotiated and then completed that acquisition last fall, and it was (unintelligible). And obviously, over the top of all that was the intent that the acquisition being accretive.

            But we were looking for an acquisition that would expand the breadth of our products service delivery capability; and that could be horizontal or vertical with (a lot of it being) that we're trying to make ourselves even more valuable to the partners that we're serving. So, we wanted to look at an acquisition that would strengthen our customer base, bring us either additional new partners or certainly enhance the existing relationships with partners that we've building on, and then, lastly the third point would be to bolster our geographic presence.

            And as I've indicated to you on a couple of occasions, Microserv satisfied all of those quite well. I mean they're - you know, we're quite pleased with that. It was a fluid integration. We turned out to be pretty good at that, and it complemented us in numerous ways.

            So, (we're coming) up (with) the first anniversary, I just wanted to remind how satisfied we are with that particular step.

            To touch on our backlog for a second; backlog is growing once again, that's what a backlog should be doing. It went up by $10 million this month as a result of the (con)
            - of the renewal award that we garnered from our defense and aerospace contractor account.

            And one of the reasons that we really feel good about the pipeline - and I think, with some degree of confidence we can characterize an expectation that we believe it will continue to grow by virtue of what we're seeing in our sales pipeline.

            We've begun - it's different from the backlog, but the pipeline is - is the visibility we have on potential deals are slow some of which we often had really come close to business and, you know, we'll be booked in the form of a backlog. So, pipeline is - that's a horizon of opportunities that the sales force is currently pursuing.

            Again, as we've discuss in the past, we're really now using our Web-based CRM tool which is the salesforce.com product to manage our pipeline -- that sales horizon of opportunities. And I can tell that the quality and the value of the deals that we're looking at is unprecedented, you know?

            And I believe I used those same words last quarter, but it's even larger now than it was back then.

            And John and his team have - you know, when you're looking at a pipeline you use a weighting mechanism, so that you're not unduly influenced by deals that have probably very limited chance of success. But the ones that are weighted more heavily are really what drives the numbers that you look at and there's the heavily-weighted - the more heavily-weighted deals right now are quickly (making) their way to the top, so.

            In fact, at our sales kick-off meeting this year, the fiscal year '05 year - this is sales force jargon, but I think it's faulty. And what's characterized is the year of the big deal.

            I've actually - I could put a plural on that and call it "The Year of the Big Deal," but we'll see where that winds up. We certainly are facing our fair share of them, and that's a direct function of the positive model that we put in place. And then, that is why we're able to chase those; and I'm going to touch on that in a second -- just to reinforce that point.

            Looking at our - you know, looking ahead here, and certainly we are prevented for obvious reasons from giving a formal forecast. But let's just talk about our core marketplace for a minute, you know?

            And our core marketplace really is enterprise maintenance solutions, primarily, high availability, and technology deployment and integration. That is - that's the 7x24 multi-vendor of anyone's product maintenance and support, all right? On the nationwide basis, again, and the environment, so typically associated with demanding SLA.

            That's our niche market; that's what we specialize at.
            And that's what we expect most of our growth to come from. There's an ongoing consolidation in that marketplace.

            All levels have sort of - the tendency of the awards - and this what we're seeing in our salesforce.com product, all right? It's trending towards larger nationwide awards with the - with high-level demanding an ever-increasing SLA -- the service level agreement requirement.

            It is not uncommon today; in fact, an awful lot of the business is being awarded particularly through the global service providers. It's from the Fortune 1000 in large governmental and state agencies that are bundling entire fleet of services together.

            So, as you'll recall as we've discussed in the past, it's not - it's almost very typical now for a Fortune 1000 company to go out and buy - purchase just enterprise maintenance services as a stand-alone component. They're really looking for a broader bundled fleet of services for a total IT solution of which we are a component; and that's the beauty of our model.

            By working with depositors who were really landing the large IT outsourcing of bundled service deals, we're able to come in and pursue transactions than we'll never get on our own, by being the cost-effective quality service delivery mechanism that our partners need. And that's what's exactly driving the large numbers that we're seeing in our sales pipeline.

            Sales force is frankly not spending much time at all in - (it's not with us all) - it would have been medium-sized deals to us even a couple of years ago. They are chasing the large scale multi-million, multi-year type of situations. And of course, the sales cycle (unintelligible) just a bit on those, but except pipeline is (replete) with these sort of situations.

            We have positioned ourselves really to offer broad arrays of services. We'd like to broaden that service, we simply we can. But that's what's enabling us to participate in these larger sale opportunities.

            It's - by strict adherence to our partner model strategy, which is obviously paying dividends, we really are today the - a very cost effective and certainly high-quality solutions provider this side of the enterprise maintenance solutions marketplace.

            We're taking additional steps all the time involving and enhancing our systems, so that few retouches are required directed towards field force automation. We're certainly taking a lot of steps in the area of DDI, which is red-hot right now, out in the marketplace and really Web-based tracking and contact with the customer on your work orders and your status of where every thing stands; quite sophisticated in that regard.

            That's all being done because of the growth mandate that we've got here at Halifax. We have an internal growth mandate basically that says - and is bearing some fruit that we're going to grow through participation on multiple year, larger sales that ultimately become awards, all right, with our carefully crafted relationships with the global service provider community and certain - and other large scale partners.

            That's in itself is very exciting. It certainly is paying some dividends.

            We're also beginning to get very active once again on external growth opportunities, and really looking at a couple of other situations that could sit right into the part of motto and accelerate the growth for both the - of the acquired targets and the combined entity going forward.

            We've already defined earlier about the acquisition criteria there, but we'll see where that goes. There's nothing to announce at the moment, but I could just assure you that we're spending a fair amount of time in that area.

            One of the comments that we made in the press release -- and I think, it kind of sums up our feeling right now at the management team -- that is that we are optimistic about our future prospects.

            We are optimistic about our future prospects for a variety of reasons that we have. And we've mastered the ability to keep ourselves profitable 13 consecutive quarters, growing backlog, rapidly evolving pipeline, model that demonstratively delivers and work, all right?

            This is - with a part of the community, real strong solid management team in every discipline that is needed. And finally, you know, an economy that will tier, okay? And certainly, the chairman of Federal (unintelligible) I think he seems to echo the same thing. Well, it's an economy that is improving, all right? Which is certainly a nice place to be particularly with the opportunities and the prospects that we have.

            So, we do feel quite optimistic about our future prospects, and, you know, hope to have a lot of additional interesting things to say about that in the not too distant future including the potential for some large scale type of announcements which I know you've all been patiently waiting for; so have we. We expect to find an (unintelligible) it takes time, but certainly the potential is out there.

            So, I think with that - and just - to focus on the positive note, again, we feel very good; and we're really excited about where things appear to be headed.

            And with that overview, I think, we'll turn it now to discuss - if there are any questions, let's open it up to questions and answer.

            The way this works is - you know, is that you're allowed, I think, it's one question and a follow-up question or so, then we'll go back into the queue if there are other questions behind you.

            So, with, that let me turn it back to our moderator.

Operator:   Thank you.

            Ladies and gentlemen, if you would like to register for a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

            If your question has been answered and you would like to withdraw your question, please press the 1 followed by the 3.

            If you are using a speakerphone, please lift your handset before you request.

            One moment please for the first question.

            Our first question comes from the line of (Sheldon Catman) from Morgan Stanley.

            Please proceed with your question.

(Sheldon Catman):Yeah, good morning.

            Can you hear me?

Charles McNew:   Sure, (Sheldon).  Go ahead.

(Sheldon Catman):Good.

            I just want to congratulate you. You sound very enthusiastic, and you sound a lot more brilliant this morning than you did the last time and I'm really very happy to hear that.

Charles McNew:   Well, there are probably sound reasons for that.

(Sheldon Catman):I'm glad, I'm glad.

            I'm just curious about Microserv -- the company out in California -- whether they also were an enterprise solutions and maintenance type of operation? Or can you give me a little example or a little idea of what they did originally?

Charles McNew:   They were a - they were a - just a smaller version of
            Halifax, frankly. They were in the high availability maintenance services business. We competed with them. We got to know them pretty well by virtue of a lot things we've done with IBM Global Services.

            We got to know their executives and we've worked together with them for a couple of years.

            But they had a model that was very similar to ours. They were very much enamored. They were pursuing a partner strategy similar to ours and they also had a - and this is (health desk) - they had a broad network of indirect employees and subcontractors in areas in the industry which is known as white space. So, this was sort of the underutilized or underpopulated areas in the US which really helped us (plug) some holes.

            And of course, they had a nice concentration of business on the West Coast which - you know, which brought up, you know, an additional presence out there and has benefited
            (them) since that time. They were a perfect fit, and the integration really bore that out, it was quite smooth.

(Sheldon Catman):Joe, how long had they been in business before you acquired them?

            Can you hear me?

Joseph Sciacca:  I believe about 18 years.

(Sheldon Catman):I see.

            Hey, thank you, kindly.

            Thank you.

Joseph Sciacca:  Sure.

Operator:   As a reminder, if you would like to register for a
            question, press the 1 followed by the 4.

            Our next question comes from the line of (Mike Arnold) from Merrill Lynch.

            Please proceed with your question.

(Mike Arnold):   Good morning.

Charles McNew:   Good morning, (Mike).

(Mike Arnold):   How are you?

Charles McNew:   Just fine.  Yourself?

(Mike Arnold):   Good.  Just a question here, maybe it's a two-part.

            The gross margin, you know, just quickly figuring it out is 2.1%, which is I'm sure way below what you would like it to be. First of all, were there any one-time charges in there as it were in the fourth quarter or is that - you know, claimed this time? And is that - can you answer that?

Charles McNew:   Yes.

            No, there were not any one-time charges in this quarter. What we have - what we have, (Mike), is a - is just a the six base of cost, really in the G&A and the sales and marketing line that as revenue grows -- and we had a revenue growth of 3% from the fourth quarter of fiscal year '04. It's up significantly from the prior year. But our fixed cost base isn't going to move this revenue growth.

            And what you'll see is - assuming we can grow revenues, then profitability should flow to the bottom line a lot more rapidly than the revenue growth.

            Did I answer that right, Joe?

(Mike Arnold):   Yeah, you've - yeah, okay.  But if you get one of
            these big contracts in the order of $5 million or $6 million dollars a year, what does that do to that gross margin?

Charles McNew:   Oh, that's.

(Mike Arnold):   Can you quantify that at all?

Charles McNew:   Well, what will it do to the gross margin?  Look at
            it this way, just think of all the fixed costs that are built into that gross margin line right now -- the national service operation, the call or dispatch center, the logistics group, et cetera. When this new contract comes in - if any - if a new contract were to come in those are also fixed cost elements in the service delivery model. So, it falls through at the - you know, at a much more robust rate.

(Mike Arnold):   Okay.

            Okay, thank you.

Charles McNew:   Okay.

Operator:   Ladies and gentlemen, as a reminder, to register for a
            question, press the 1 followed by the 4.

            Mr. McNew, at this time, I'm sure there are no further questions.

Charles McNew:   Okay.  Well, I want to thank everyone for joining us
            for the first quarter conference. It's been a pleasure discussing our results with you. We look forward to your phone calls in the interim. At any contact we'll answer any questions that we're allowed to answer.

            And of course, we'll be back together again with our second quarter conference probably the latter part of September.

            What do you say, Joe?

Joseph Sciacca:  Yeah.

Charles McNew:   Oh, I want to say, it's latter part of October - the
            latter part of October.

            Thank you once again and we look forward to talking to you
            - with you in the not too distant future.

Operator:   Ladies and gentlemen, that does conclude the conference
            call for today. We thank you for your participation, and ask that you please disconnect your line.


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